EXHIBIT 10.2
SOLVENTUM
2024 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
Pursuant to the Solventum 2024 Long-Term Incentive Plan (as amended from time to time, the “Plan”), Solventum Corporation (the “Company”) granted to the participant listed below (“Participant”) the restricted stock units described below (the “RSUs”). The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement, any additional terms and conditions for Participant’s country set forth in Appendix A hereto (the “Appendix”) and the Plan. This Restricted Stock Unit Award Agreement and the Appendix are referred to, collectively, as this “Agreement.” The Plan and the Appendix are incorporated into this Restricted Stock Unit Award Agreement by reference.

Participant:
Grant Date:
Number of RSUs:
Vesting Schedule:	Subject to the terms and conditions of this Agreement and the Plan, the RSUs shall vest as follows:
Vesting Date
Percentage of
Total Number of RSUs
Becoming Vested

For purposes of this Agreement, the date on which an RSU vests pursuant to the schedule set forth above shall be referred to as its “Scheduled Vesting Date.”
Except as provided in Sections REF _Ref165029323 \r \h 1.3 and REF _Ref165029333 \r \h 1.5 of this Restricted Stock Unit Award Agreement, in the Appendix, or as otherwise provided by the Administrator, in no event shall the RSUs vest following Participant’s Termination of Service.

ELECTRONIC ACCEPTANCE OF AWARD:
By clicking on the “ACCEPT” box on the “Grant Terms and Agreement” page, you agree to be bound by the terms and conditions of this Agreement and the Plan. You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of the RSUs pursuant to this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the RSUs.

Article 1.
AWARD; VESTING; FORFEITURE AND SETTLEMENT
1.1RSUs and Dividend Equivalents.
(a)Each RSU represents the right to receive one Share on the terms, and subject to the conditions, set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.
(b)The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited, or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent [cash] value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2Vesting; Forfeiture. The RSUs will vest according to the vesting schedule set forth above (the “Vesting Schedule”). Except as otherwise provided by the Administrator (or its delegate) or as otherwise provided for in the Plan or this Agreement with respect to Participant’s Termination of Service by reason of Participant’s death, the RSUs will immediately and automatically be cancelled and forfeited as to any portion that is not vested as of Participant’s Termination of Service. For the avoidance of doubt, except as set forth in Section 1.3 and 1.5 of this Agreement if Participant’s Termination of Service occurs prior to the Scheduled Vesting Date, Participant will not earn or be entitled to any pro-rated vesting for any portion of time before the respective Scheduled Vesting Date during which Participant was providing services, nor will Participant be entitled to any compensation for lost vesting. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the RSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
1.3Special Vesting Provisions. Notwithstanding anything to the contrary in Section 1.2 or the Vesting Schedule, the RSUs shall continue to vest, or vest on an accelerated basis, If Participant’s Termination of Service occurs by reason of death prior to the Vesting Date or Participant dies prior to the Vesting Date but following the date of Participant’s Termination of Service, the RSUs shall fully vest as of the date of death (provided that such event shall not constitute the “Scheduled Vesting Date” for purposes of this Agreement).
1.4Settlement.
(a)All of Participant’s RSUs which are then vested pursuant to Sections 1.2, 1.3 or 1.5 will be paid in Shares, and any related Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash, in each case, during the thirty (30)-day period beginning with the earliest to occur of the following events:
(i) the Scheduled Vesting Date;

(ii) the date of Participant’s death; or
(iii) subject to Section 1.4(b) Participant’s Termination of Service following a Change in Control of the Company. Notwithstanding anything to the contrary in this Agreement or the Plan, no RSUs or Dividend Equivalents shall be distributed to Participant pursuant to this Section 1.4(a)(iv) during the six-month period following Participant’s separation from service if the Company determines that distributing such RSUs and Dividend Equivalents at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the distribution of any of Participant’s RSUs and Dividend Equivalents is delayed as a result of the previous sentence, then such RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) shall be paid to Participant during the thirty (30)-day period beginning on the first business day following the end of such six-month period (or such earlier date upon which such RSUs and Dividend Equivalents can be distributed under Section 409A without resulting in a prohibited distribution, including as a result of Participant’s death).
(b)Notwithstanding anything to the contrary in Section 1.4(a) above, in the event that the vesting of the RSUs accelerates pursuant to Section 1.5(b), Shares shall be distributed to Participant in settlement of such RSUs and any related Dividend Equivalents (including any Dividend Equivalent Account balance) shall be paid to Participant immediately prior to the consummation of such Change in Control.
(c)Notwithstanding any provisions of this Agreement or the Plan to the contrary, the time of distribution of the RSUs and the Dividend Equivalents under this Agreement may not be changed except as may be permitted by the Administrator in accordance with Section 409A and the applicable Treasury Regulations promulgated thereunder.
1.5Effect of Change in Control. Notwithstanding anything to the contrary in the Vesting Schedule or Sections 1.2 and 1.3, in the event of a Change in Control of the Company, the following provisions shall apply:
(a)In the event of Participant’s Termination of Service within eighteen (18) months following a Change in Control of the Company, the RSUs shall become fully vested as of the date of such Termination of Service.
(b)In the event that the RSUs are not assumed or continued, or an equivalent award substituted for the RSUs, by the successor corporation or a parent or subsidiary of the successor corporation in connection with a Change in Control of the Company, the RSUs shall become fully vested immediately prior to the consummation of such Change in Control.
Article 2.
TAXATION AND TAX WITHHOLDING
2.1Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company. Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs or any related Dividend Equivalents, the subsequent sale of Shares acquired upon vesting, and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.
Article 3.
OTHER PROVISIONS
3.1Nature of Grant. By accepting the RSUs, Participant understands, acknowledges, and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time in accordance with its terms;
(b)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)    all decisions with respect to future Restricted Stock Units (as defined in the Plan) or other grants, if any, will be at the sole discretion of the Administrator;
(d)    the RSU grant and participation in the Plan shall not confer upon the Participant any right to be retained as a Director of the Company or in any other capacity;
(e)    Participant is voluntarily participating in the Plan;
(f)    the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or any other compensation;
(h)    the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant’s Termination of Service and/or any forfeiture of the RSUs or the recoupment of any financial gain resulting from the RSUs as described in Section 3.18 below;
(j)    for purposes of the RSUs, Termination of Service will be deemed to have occurred as of the date Participant is no longer actively providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant provides services to the Company), and unless otherwise expressly provided in this Agreement or determined by the Administrator, Participant’s right to vest in the RSUs, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Applicable Laws in the jurisdiction where Participant provides service to the Company); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence);
(k)    unless otherwise provided in the Plan or by the Administrator, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock.
3.2No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to his or her Award(s).
3.3Transferability. The RSUs are not transferable, except by will or the laws of descent and distribution or as permitted by the Administrator in accordance with the terms of the Plan.
3.4Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
3.5Defined Terms; Titles. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6Conformity to Applicable Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
3.7Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the transfer provisions set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.8Entire Agreement and Imposition of Other Terms. The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Nonetheless, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
3.9Severability. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.
3.10Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other person.
3.11Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates a contractual arrangement between the Company and Participant only and shall not be construed as creating a trust for the benefit of Participant. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive the Shares or cash as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms hereof.
3.12Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3.13Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. Furthermore, if Participant receives this Agreement or any other document relating to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by Applicable Laws.
3.14Foreign Asset/Account and Exchange Control and Tax Reporting. Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including upon settlement of Dividend Equivalents, from dividends received or the proceeds arising from the sale of Shares) derived from participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. The Applicable Laws of Participant’s country may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to Participant’s country through a designated broker or bank and/or within a certain time after receipt. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult Participant’s personal legal advisor on these matters.

3.15Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of Shares or rights to Shares during such times when Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by Participant before possessing inside information. Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable restrictions and should consult Participant’s personal legal advisor on these matters.
3.16Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A, each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.
3.17Governing Law and Venue. This Agreement and the RSUs and the Dividend Equivalents will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction’s laws other than the State of Delaware. For purposes of litigating any dispute concerning the grant of the RSUs, the Dividend Equivalents or this Agreement, Participant consents to the exclusive jurisdiction of the State of Minnesota and agrees that such litigation shall be conducted exclusively in the courts of Ramsey County, Minnesota, or the federal courts for the United States for the District of Minnesota, where this grant is made and/or to be performed.